Exhibit 23.10

SRK Consulting (U.S.), Inc. 999 17th Street, Suite 400 Denver, CO 80202 United States +1 303 985 1333 office +1 303 985 9947 fax denver@srk.com www.srk.com

June 6, 2025 Aura Minerals, Inc. 78 SW 7th Street, Suite 7144 Miami, FL 33130
Subject	Consent Letter – Technical Report Summary on the Feasibility Study for the Borborema Gold Project, Currais Novos Municipality, Rio Grande do Norte, Brazil

Project	Borborema Gold Project

SRK Consulting (U.S.), Inc. (SRK) consents to the issue of the Technical Report Summary for the Borborema Gold Project, Currais Novos Municipality, Rio Grande do Norte, Brazil dated March 28, 2025 (the Report) in the form and context in which it is to be included in documentation distributed to the directors of Aura Minerals, Inc., and in the filing with the Securities Exchange Commission. SRK is the Qualified Person for the sections of the Report as identified in section 2.2 of the Report.

SRK further confirms that this consent has not been nor will be withdrawn.

Neither the whole nor any part of this report nor any reference thereto may be included in any other document without the prior written consent of SRK as to the form and context in which it appears.

Regards,

/s/ SRK Consulting (U.S.), Inc.
SRK Consulting (U.S.), Inc.
999 17th Street, Suite 400
Denver, CO 80202 USA

SRK Consulting (U.S.), Inc. ● June 6, 2025